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        Industry Canada
        Canada Business
        Corporations Act

                      ARTICLES OF ARRANGEMENT (SECTION 192)



1.  Name of the applicant corporation(s)

    4082389 Canada Inc.

2.  Corporation NO.(S).

    4082389

3.  Name of the corporation(s) the articles of which are amended, If applicable

    Not applicable

4.  Corporation No.(s)

5.  Name of the corporation(s) created by amalgamation, if applicable

    TVX Gold Inc./Or TVX Inc.

6.  Corporation No.(s)

    414313-2

7.  Name of the dissolved corporation(s), If applicable

    Not applicable

8.  Corporation No.(s)

9.  Name of other corporations involved, If applicable

    TVX Gold Inc.
    Echo Bay Mines Ltd.

10. Corporation No.(s) or Jurisdiction of Incorporation

    2679957 / 414142-3 1015052

11--In accordance with the order approving the arrangement

X The following bodies corporate are amalgamated In accordance with the attached plan of arrangement

X The plan of arrangement attached hereto, Involving the above named body(ies), corporate Is hereby effected

    TVX Gold Inc.
    4082389 Canada Inc.


    See Schedule A


Date                    Signature               12. Capacity of -

                        /Shelley M. Riley/
January 31, 2003        Printed Name            Corporate Secretary

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                   SCHEDULE A TO THE ARTICLES OF ARRANGEMENT

1. Name of amalgamated corporation

   TVX Gold Inc.
2. Province of Ontario

3. An unlimited number of one class of shares designated as common shares.

4. Restrictions, if any, on share transfers

   No share or shares in the capital of the Corporation shall be transferred without the consent of either (a) a majority of the directors of the Corporation expressed by a resolution passed at a meeting of the board of directors or by an instrument or instruments in writing signed by a majority of the directors, or (b) the holders of at least 51% of the outstanding common shares of the Corporation expressed by a resolution passed at a meeting of such shareholders or by an instrument or instruments in writing signed by the holders of at least 51 % of the outstanding common shares of the Corporation.

5. Number (or minimum and maximum number) of directors

   Minimum of one (1) director; maximum of ten (10) directors

6. Restrictions, if any, on business the corporation may carryon

   None

7. Other provisions, if any

   Authorization to appoint Additional Directors

   The directors may, within the maximum number permitted by the articles, appoint one or more directors, who shall hold office for a term expiring not later than the close of the next annual meeting of the shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders. The place in Canada where the registered office is to be situated The classes and any maximum number of shares that the corporation is authorized to issue